Bruker Corporation Reports Record Revenues and Earnings for the Fourth Quarter and Full Year 2007

Full Year 2007 Revenue Increased 19% (after Currency Adjustments) to $547.6 Million, and Full Year 2007 Net Income Grew 70% to $31.5 Million

BILLERICA, Mass., February 28, 2008 (BUSINESS WIRE)  —  Bruker Corporation (NASDAQ: BRKR) today reported financial results for the fourth quarter and full year ended December 31, 2007.  The financial information included herein does not include the results of the Bruker BioSpin Group, which was acquired on February 26, 2008, but only the financial results of the standalone Bruker BioSciences Corporation, as it legally existed on December 31, 2007.

On February 26, 2008, Bruker BioSciences Corporation closed its acquisition of the Bruker BioSpin Group, and renamed itself Bruker Corporation.  Under US GAAP, this transaction will be accounted for as an acquisition of businesses under common control, and as a result all one-time transaction costs are expensed in the period in which they are incurred, rather than being added to goodwill.  In addition, after the closing of the transaction all historical consolidated balance sheets, statements of operations, statements of cash flows and notes to the consolidated financial statements in future filings with the Securities and Exchange Commission will be restated by combining the historical consolidated financial statements of Bruker BioSciences Corporation with those of the Bruker BioSpin Group.  The Bruker BioSpin Group standalone financial results, as well as combined financial results for Bruker Corporation, are expected to be released in mid-March 2008.  At that time, the newly combined Company will also provide an update on its financial goals for the year 2008.

Financial Results of Bruker BioSciences (excluding the Bruker BioSpin Group)

For the fourth quarter of 2007, revenue increased by 35% to $183.7 million, compared to revenue of $135.6 million in the fourth quarter of 2006.  Excluding the effects of foreign currency translation, fourth quarter 2007 revenue increased organically by 26% year-over-year.

Net income in the fourth quarter of 2007 increased 44% to $14.0 million, or $0.13 per diluted share, compared to net income of $9.7 million, or $0.09 per diluted share, in the fourth quarter of 2006.  Included in GAAP net income for the fourth quarter of 2007 were after-tax charges of $4.3 million, or $0.04 per diluted share, for expenses related to the acquisition of the Bruker BioSpin Group.

For the full year 2007, revenue increased by 26% to $547.6 million, compared to revenue of $435.8 million for the full year 2006.  Excluding the effects of foreign currency translation, full year 2007 revenue increased by 19% year-over-year, including 17% organic growth and 2% growth from acquisitions.

Net income for the full year 2007 increased 70% to $31.5 million, or $0.30 per diluted share, compared to net income of $18.5 million, or $0.18 per diluted share, during the full year 2006.  Included in GAAP net income for the full year 2007 were after-tax charges of $4.7 million, or $0.04 per diluted share, for expenses related to the acquisition of the Bruker BioSpin Group.  For comparison, included in GAAP net income for the year 2006 were after-tax charges of $5.0 million, or $0.05 per diluted share, for expenses related to the acquisition of Bruker Optics.

During the fourth quarter of 2007, cash flow from operations was $36.4 million and free cash flow, defined as operating cash flow less capital expenditures, was $34.3 million.  During the full year 2007, cash flow from operations was $26.3 million and free cash flow was $10.8 million.  As of December 31, 2007, the Company had $72.9 million in cash and cash equivalents, and $38.1 million in outstanding debt.

Commenting on the Company’s financial performance, Frank Laukien, President and CEO, said: “We had an outstanding fourth quarter, and we are very pleased that during 2007 we have achieved excellent top-line growth, with all three operating divisions delivering currency-adjusted double digit growth year-over-year.  Even more importantly, our rapid growth, our continued operating margin expansion and our decreasing effective tax rate contributed to significantly improved bottom-line performance year-over-year, as well as to solid operating and free cash flow.”

He continued: “Bruker BioSciences has made very good progress over the last three years.  We will continue to strive for fast growth and further margin improvements in order to reach industry-standard profitability, and we will put a significant focus on balance sheet management and cash flow generation.  We are optimistic that the renamed Bruker Corporation, which as of two days ago includes the Bruker BioSpin Group, is well positioned to serve our customers and markets with high-performance products and solutions.  Despite the uncertainty in the macro-economic outlook, at this point the Company expects significant further financial improvements in the year 2008.”

EARNINGS CONFERENCE CALL

Bruker Corporation will host an operator-assisted earnings conference call at 9 a.m. Eastern Time on Thursday, February 28, 2008.  To listen to the webcast, investors can go to www.bruker-biosciences.com and click on the live web broadcast symbol.  The webcast will be available through the Company web site for 30 days.  Investors can also listen and participate on the telephone in the US and Canada by calling 888-339-2688, or 617-847-3007 outside the US and Canada.  Investors should refer to the Bruker Corporation Quarterly Earnings Call.  A telephone replay of the conference call will be available one hour after the conference call by dialing 888-286-8010 in the US and Canada, or 617-801-6888 outside the US and Canada, and then entering replay pass code 11927586.

ABOUT BRUKER CORPORATION

As of February 26, 2008, the renamed Bruker Corporation (NASDAQ: BRKR) has become the parent company of the entire Bruker group of companies.  After the closing of the acquisition of the Bruker BioSpin Group, Bruker Corporation now operates in two segments, the life science and analytical (LSA) systems segment, and the international advanced superconductor (IAS) segment.  For more information, please visit www.bruker-biosciences.com

CAUTIONARY STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the integration of businesses we have acquired or may acquire in the future, changing technologies, product development and market acceptance of our products, the cost and pricing of our products, manufacturing, competition, dependence on collaborative partners and key suppliers, capital spending and government funding policies, changes in governmental regulations, intellectual property rights, litigation, and exposure to foreign currency fluctuations. These and other factors are identified and described in more detail in our filings with the SEC, including, without limitation, our annual report on Form 10-K for the year ended December 31, 2006, our most recent quarterly reports on Form 10-Q and  our current reports on Form 8-K. We disclaim any intent or obligation to update these forward-looking statements other than as required by law.

Bruker Corporation (excluding the Bruker BioSpin Group)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Product revenue	$164,910	$120,444	$482,153	$384,548
Service revenue	18,384	14,960	64,553	49,930
Other revenue	449	221	870	1,356
Total revenue	183,743	135,625	547,576	435,834

Cost of product revenue	85,605	63,214	252,130	206,628
Cost of service revenue	12,492	9,239	42,308	29,872
Total cost of revenue	98,097	72,453	294,438	236,500

Gross profit margin	85,646	63,172	253,138	199,334

Operating Expenses:
Sales and marketing	31,074	25,212	105,983	84,007
General and administrative	10,392	8,663	34,058	28,982
Research and development	16,164	13,464	58,466	49,959
Acquisition related charges	4,294	(105)	4,664	5,724
Total operating expenses	61,924	47,234	203,171	168,672

Operating income	23,722	15,938	49,967	30,662

Interest and other income (expense), net	(530)	236	(1,355)	3,758

Income before income tax provision and minority interest in consolidated subsidiaries	23,192	16,174	48,612	34,420
Income tax provision	9,129	6,533	16,784	15,931

Income before minority interest in consolidated subsidiaries	14,063	9,641	31,828	18,489
Minority interest in consolidated subsidiaries	44	(67)	299	8
Net income	$14,019	$9,708	$31,529	$18,481

Net income per share:
Basic	$0.13	$0.10	$0.30	$0.18
Diluted	$0.13	$0.09	$0.30	$0.18

Weighted average shares outstanding:
Basic	104,508	101,501	103,702	101,512
Diluted	107,180	103,370	106,769	102,561

Bruker Corporation (excluding the Bruker BioSpin Group)

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2007	2006
ASSETS

Current assets:
Cash and short-term investments	$72,876	$52,147
Accounts receivable, net	114,938	79,604
Due from affiliated companies	7,203	9,028
Inventories	171,332	134,504
Other current assets	29,281	19,461
Total current assets	395,630	294,744

Property and equipment, net	103,100	90,349
Intangible and other assets	54,483	48,094

Total assets	$553,213	$433,187

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$31,716	$21,857
Accounts payable	32,584	23,102
Due to affiliated companies	8,326	5,901
Other current liabilities	180,327	144,268
Total current liabilities	252,953	195,128

Long-term debt	6,394	22,863
Other long-term liabilities	34,702	23,491
Minority interest in subsidiaries	505	239

Total shareholders’ equity	258,659	191,466

Total liabilities and shareholders’ equity	$553,213	$433,187

FOR FURTHER INFORMATION:	Michael Willett, Investor Relations Officer
Tel: +1 (978) 663-3660, ext. 1411
Email: Michael.Willett@Bruker.com